Exhibit 10.5

Global Eagle Entertainment Inc.
Non-Employee Director Compensation Policy
Adopted March 16, 2015

- $75,000 annual cash fee for Board service;
- $10,000 annual cash fee for each of the Chairman of the Compensation Committee;
- $25,000 annual cash fee for the Chairman of the Audit Committee;
- $25,000 annual cash fee for the Chairman of the Board; and
- $100,000 annual equity grant for each non-employee director.